Chemtura Announces Plan to Exercise the Accordion Feature of its Senior Secured Term Loan Facility

PHILADELPHIA, PA – September 7, 2012 – Chemtura Corporation, (NYSE / Euronext Paris: CHMT) (the “Company,” “Chemtura,” “We,” “Us” or “Our”) today announced that it will commence a process to exercise the accordion feature under the Company's existing senior secured credit agreement to raise an aggregate principal amount of up to $125 million, for the purpose of funding potential “bolt-on” investment opportunities and for general corporate purposes. BofA Merrill Lynch, Citi and Wells Fargo Securities, LLC are joint lead arrangers and joint bookrunners for the transaction.

As previously discussed, Craig A. Rogerson, Chairman, President and CEO of Chemtura, commented that “we continue to work on opportunities to monetize portfolio assets as well as “bolt-on” investment opportunities in our areas of strategic focus. As a result, we may execute on one or more of these transactions in the second half of 2012 although there are many factors that may influence whether or not we are successful. We believe that this is an appropriate time to raise the liquidity to permit bolt-on transaction(s). The increase in the facility will likely fund before the closing of any potential transaction.”

This news release is not a solicitation to purchase the increase in the Senior Secured Term Loan Facility.

About Chemtura Corporation

Chemtura Corporation, with 2011 sales of $3 billion, is a global manufacturer and marketer of specialty chemicals, agrochemicals and pool, spa and home care products. Additional information concerning us is available at www.chemtura.com.

Forward-Looking Statements

This document includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended and Section 21(e) of the Exchange Act of 1934, as amended. These forward-looking statements are identified by terms and phrases such as “potential,” “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	Our ability to implement our growth strategies in rapidly growing markets;

•	Our ability to execute timely upon our portfolio management strategies, including whether or not we are successful on executing on one or more “bolt-on” investments in the second half of 2012, and mid and long range business plans; and

•	Other risks and uncertainties described in our filings with the Securities and Exchange Commission including Item 1A, Risk Factors, in our Annual Report on Form 10-K.

These statements are based on our estimates and assumptions and on currently available information. Our forward-looking statements include information concerning possible or assumed future results of operations, and our actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this press release was issued. We undertake no duty to update any forward-looking statements to conform the statements to actual results or changes in our operations.